Exhibit 77(q)(1)(e)(12)

                                   SCHEDULE A

      The Series of ING Investors Trust (formerly The GCG Trust) as described in
Section 1 of the attached Portfolio Management Agreement, to which Fund Asset Management, L.P. shall act as Portfolio Manager are as follows:

ING Mercury Focus Value Portfolio
ING Mercury Large Cap Growth Portfolio